Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE

LADENBURG THALMANN REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS
Provides Strong Second Half and Full Year Outlook;
Investacorp Acquisition to Enhance Scale, Increase Profitability

     MIAMI, FL, November 9, 2007 — Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) today announced financial results for the three months ended September 30, 2007.
     In the third quarter of 2007, the Company had revenues of $10.45 million, a 2.68% increase over revenues of $10.18 million for the comparable period in 2006. Net loss for the third quarter was $2.1 million, or $0.01 per basic and diluted share, a decrease from net income of $570,000, or $0.00 per basic and diluted share, in the prior-year period. Third quarter 2007 results included non-cash compensation expense of $1.72 million, as compared to non-cash compensation expense of $303,000 in the third quarter of 2006.
     For the nine months ended September 30, 2007, the Company had revenues of $44.9 million, a 38.5% increase over revenues of $32.43 million for the comparable period in 2006. The Company had a net loss for the nine months ended September 30, 2007 of $1.21 million, or $0.01 per basic and diluted share, compared to net income of $3.98 million, or $0.03 per basic and diluted share, in the comparable period in 2006. The 2007 results included non-cash compensation expense of $4.44 million, as compared to $1.44 million for the 2006 period, and a $1.83 million loss on extinguishment of debt in 2007. The 2006 results included a $3.86 million gain on the sale of the Company’s NYSE seat. Excluding the non-cash loss on extinguishment of debt in the 2007 period and the gain from the sale of the NYSE seat in the 2006 period, net income for the nine months ended September 30, 2007 was $626,000, or $0.00 per basic and diluted share, an increase of $507,000 from net income of $119,000, or $0.00 per basic and diluted share, in the prior year period.
     Third quarter 2007 earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, was a loss of $194,000, compared to third quarter 2006 EBITDA, as adjusted, of $1.2 million.
     EBITDA for the nine months ended September 30, 2007, as adjusted, was $6.19 million, an increase of $3.8 million, or 159%, over EBITDA, as adjusted, of $2.39 million for the 2006 comparable period.
     The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported.

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007		2006
	(in thousands)
	(unaudited)
Total revenue	$10,452	$10,179	$44,899		$32,430 (2)
Total operating expenses	12,665	9,595	46,060	(1)	28,400
Operating income (loss)	(2,213)	584	(1,661)		4,030
Net income (loss)	(2,098)	570	(1,207	)(1)	3,977 (2)

EBITDA and other adjustments	(194)	1,197	6,188		2,391
Add:
Interest income	45	28	128		147
Income tax benefit	115	—	—		—
Sale of NYSE membership	—	—	—		3,858
Less:
Interest expense	(16)	(161)	(287)		(417)
Income tax expense	—	(14)	(46)		(53)
Depreciation and amortization	(333)	(177)	(918)		(505)
Non-cash compensation	(1,715)	(303)	(4,439)		(1,444)
Loss on extinguishment of debt	—	—	(1,833)		—
Net income (loss)	(2,098)	570	(1,207)		3,977

(1)	Includes 1,833 loss on extinguishment of debt.

(2)	Includes $3,858 net gain in nine months ended September 30, 2006 on NYSE Euronext common stock, including NYSE merger transaction.
     Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for gains or losses on sales of assets, non-cash compensation expense, and loss on extinguishment of debt is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis.

The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, such as debt extinguishment expense, or do not involve a cash outlay, such as stock-related compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.
     As of September 30, 2007, shareholders’ equity was $38.01 million, an increase of 34.2% from the Company’s shareholders’ equity of $28.33 million as of December 31, 2006, the end of the last fiscal year.
     Dr. Phillip Frost, Chairman of Ladenburg, said, “2007 continues to be a momentous year for Ladenburg and I’m pleased with the significant progress we are making with both our current operations and strategic acquisitions, such as Investacorp. Ladenburg is off to a robust start to the fourth quarter — with over $25 million in revenues already recorded — and we expect both revenues and EBITDA in the second half of the year to exceed those of the first half. We believe Ladenburg is well positioned to capitalize on future market opportunities.”
     Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “We are excited about the positive contribution the Investacorp business will have on our revenues and operating profit beginning in the fourth quarter. Going forward, we expect the addition of Investacorp to provide Ladenburg with a steady income stream to balance our more variable capital markets businesses which should make operating results more even throughout the year. Ladenburg continues to provide leadership in the SPAC market, which remains active despite recent pressures in the financial markets.”
Investacorp Acquisition
     In October 2007, Ladenburg acquired all outstanding shares of Investacorp Inc. and related companies, a leading independent, full service broker-dealer and investment adviser, registered with FINRA. Headquartered in Miami Lakes, Florida, Investacorp has approximately 500 registered representatives nationwide and more than $8.5 billion in client assets.
Second Half and Full Year 2007
      For the second half of 2007, excluding the Investacorp acquisition, Ladenburg expects revenue and EBITDA, as adjusted, to exceed the approximately $35 million in revenue and $6.4 million in EBITDA, as adjusted, generated in the first half of 2007. Including Investacorp on a pro forma basis for the 2007 full year, Ladenburg currently expects to achieve revenues of $140 to $145 million and EBITDA, as adjusted, of $18 to $20 million. These 2007 full year pro forma estimates include approximately $65 million in revenue and $5 million in EBITDA, as adjusted, as a result of the Investacorp acquisition.
Deferred Underwriting Compensation
     In connection with Ladenburg’s underwriting of SPAC offerings, Ladenburg receives compensation that includes normal discounts and commissions, as well as deferred fees payable to Ladenburg upon a SPAC’s completion of a business transaction. Such fees are not reflected in the Company’s results of operations until the underlying business combinations have been completed and the fees have been irrevocably earned. Generally, these fees may be received within 24 months of the respective date of the offering, or not received at all if no business combination transactions are consummated during such time period. As of September 30, 2007, Ladenburg had unrecorded potential deferred fees for SPAC transactions of approximately $27.5 million, which, net of expenses, amounts to approximately $16.2 million. In October 2007, Ladenburg realized gross deferred fees of $5.83 million ($3.2 million, net of expenses) in connection with the closing of a business combination by a SPAC.
About Ladenburg
     Ladenburg Thalmann Financial Services, included in the Russell 2000(R) and Russell 3000(R) indexes, is engaged in retail and institutional securities brokerage, investment banking, research and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Los Angeles, California; Melville, New York; Lincolnshire, Illinois; and Princeton, New Jersey. Ladenburg Thalmann Financial Services also owns Investacorp Inc., a leading independent broker-dealer headquartered in Miami Lakes, Florida. For more information, please visit www.ladenburg.com.

# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial results and profitability, statements regarding future contributions of the Investacorp business and statements regarding future market opportunities. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and other factors detailed from time to time in its other filings with the Securities and Exchange Commission, including but not limited to, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
[Financial Table Follows]

LADENBURG THALMANN FINANCIAL SERVICES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Commissions	$4,879	$2,913	$13,787	$12,569
Principal transactions, net	1,832	2,996	14,405	5,557
Investment banking fees	830	2,335	8,023	3,781
Investment advisory fees	686	636	2,072	1,832
Interest and dividends	627	708	1,943	2,045
Syndications and underwritings	1,094	292	3,672	1,855
Gain on NYSE merger transaction	—	—	—	4,859
Realized and unrealized loss on NYSE Euronext restricted common stock	—	—	—	(1,001)
Other	504	299	997	933

Total revenues	10,452	10,179	44,899	32,430

Expenses:
Compensation and benefits	7,238	6,343	28,164	18,174
Non-cash compensation	1,715	303	4,439	1,444
Brokerage, communication and clearance fees.	930	669	2,796	2,094
Rent and occupancy, net of sublease revenues	433	424	1,180	1,547
Professional services	670	802	2,680	1,708
Interest	16	161	287	417
Depreciation and amortization	333	177	918	505
Loss on extinguishment of debt	—	—	1,833	—
Other	1,330	716	3,763	2,511

Total expenses	12,665	9,595	46,060	28,400

Income (loss) before income taxes	(2,213)	584	(1,161)	4,030

Income tax expense (benefit)	(115)	14	46	53

Net income (loss)	$(2,098)	$570	$(1,207)	$3,977

Income (loss) per common share:
Basic	$(0.01)	$0.00	$(0.01)	$0.03

Diluted	$(0.01)	$0.00	$(0.01)	$0.03

Number of shares used in computation:
Basic	159,826,786	150,559,806	156,362,156	147,430,887

Diluted	159,826,786	154,120,951	156,362,156	150,536,840